UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2016

BIOSCRIP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-28740	05-0489664
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Broadway, Suite 950, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 697-5200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On June 11, 2016, BioScrip, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among the Company, HomeChoice Partners, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Buyer”), HS Infusion Holdings, Inc., a Delaware corporation (“Home Solutions”) and each of the subsidiaries of Home Solutions set forth on the signature pages to the Asset Purchase Agreement (collectively, the “Home Solutions Subsidiaries” and together with Home Solutions, the “Sellers”). Pursuant to the Asset Purchase Agreement, the Company has agreed to acquire substantially all of the assets and assume certain liabilities of the Sellers (the “Transaction”) for the Transaction Consideration (as defined below).

Subject to certain net working capital adjustments, the consideration for the Transaction (the “Transaction Consideration”) consists of: (i) $80.0 million in cash (the “Cash Consideration”), less the amount of any accounts receivable associated with governmental payors (the “Government Receivables”); (ii) $5.0 million in shares of the Company’s common stock (“Common Stock”), at a price per share identical to the price per share of the Company’s equity offering commenced on June 13, 2016 (the “Equity Offering,” as further described in Item 8.01 below) (the “Closing Equity Consideration”); and (iii) $24.75 million in contingent equity securities of the Company, in the form of restricted shares of Common Stock (“RSUs”), issued in Tranche A and Tranche B with different vesting conditions as described below (collectively, the “Contingent Shares”). The aggregate number of RSUs in Tranche A will be equal to the quotient of $12.375 million, divided by $4.00, or 3,093,750 RSUs. The aggregate number of RSUs in Tranche B will be equal to the quotient of $12.375 million, divided by $5.00, or 2,475,000 RSUs.

The Cash Consideration and the Closing Equity Consideration will be paid at closing, subject to customary closing adjustments. In addition, the Cash Consideration at closing will be reduced by the projected value of the Government Receivables which Home Solutions will be responsible for collecting, which the Company currently estimates to be approximately $3 million.  If within one year from the closing date of the Transaction, Home Solutions is not able to collect the full amount of the Government Receivables, the Company will pay Home Solutions the difference between the amount deducted at closing and the amount actually collected by Home Solutions.

The Company will issue the shares of Common Stock issuable to Home Solutions pursuant to the RSUs in Tranche A promptly, and in any event within five business days, following the earlier of (a) the closing price of the Common Stock, as reported by NASDAQ, averaging $4.00 per share or above over 20 consecutive trading days during the period beginning on the closing date of the Transaction and ending December 31, 2019 or (b) a change of control that occurs on or prior to December 31, 2017 or a change of control thereafter but on or prior to December 31, 2019 pursuant to which the consideration payable per share equals or exceeds $4.00 per share. The Company will issue the shares of Common Stock issuable to Home Solutions pursuant to the RSUs in Tranche B promptly, and in any event within five business days, following the earlier of (a) the closing price of the Common Stock, as reported by NASDAQ, averaging $5.00 per share or above over 20 consecutive trading days during the period beginning on the closing date of the Transaction and ending December 31, 2019 or (b) a change of control that occurs on or prior to December 31, 2017 or a change of control thereafter but on or prior to December 31, 2019 pursuant to which the consideration payable per share equals or exceeds $5.00 per share.

The Asset Purchase Agreement contains representations, warranties and covenants customary for a transaction of this nature. Subject to certain limitations, the Sellers, on the one hand, and the Company and Buyer, on the other hand, have agreed to indemnify each other for breaches of representations, warranties and covenants and other specified matters, and the Sellers’ indemnification obligations are secured, in part, by an escrow of a portion of the Transaction Consideration.

The consummation of the Transaction is subject to customary closing conditions, including, but not limited to, the Company’s closing of the Equity Offering with gross proceeds of at least $100.0 million, the Company obtaining stockholder approval to increase the number of shares of Common Stock that the Company is authorized to issue pursuant to its certificate of incorporation, the absence of legal orders prohibiting the consummation of the Transaction, the absence of conditions or circumstances constituting a business material adverse effect with respect to Home Solutions, receipt of approval, or termination of the waiting period, under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, the accuracy of the representations and warranties of the parties, the parties’ performance and compliance in all material respects with the agreements and covenants contained in the Asset Purchase Agreement and the parties’ attainment of certain third-party consents under material agreements.

The Asset Purchase Agreement may be terminated by the Company or Home Solutions under certain circumstances specified therein (including the right of the Company or Home Solutions, as the case may be, to terminate the Asset Purchase Agreement if the transactions contemplated therein have not been consummated prior to September 9, 2016) for reasons other than the breach of the Asset Purchase Agreement by the party seeking to terminate. In addition, under the terms of the Asset Purchase Agreement, Home Solutions has the right to terminate the Asset Purchase Agreement if the Equity Offering is not completed with gross proceeds of at least $100 million with the 17 days following the date of the Asset Purchase Agreement. The Company intends to fund the Cash Consideration and pay fees and expenses in connection with the Transaction with a portion of the net proceeds from the Equity Offering.

Pursuant to the Asset Purchase Agreement, upon consummation of the Transaction, the Company has agreed that (1) for so long as Daniel Greenleaf remains the Chief Executive Officer of the Company, Mr. Greenleaf will be a member of the Company’s board of directors (the “Board”) and (2) Home Solutions will be entitled to designate one member to the Board for a period of three years; provided that this designation right will terminate if Home Solutions owns less than 50% of the equity interests of the Company (including the Contingent Shares) issued to Home Solutions pursuant to the Asset Purchase Agreement. The Asset Purchase Agreement also provides Home Solutions with certain customary registration rights that require the Company to register the resale of the Closing Equity Consideration and the Contingent Shares pursuant to the Securities Act of 1933, as amended.

The Asset Purchase Agreement has been included to provide our stockholders with information regarding its terms. It is not intended to provide any other factual information about the Sellers, Home Solutions, the business being acquired, or the Company. The representations, warranties and covenants contained in the Asset Purchase Agreement (1) are made only for the purposes of the Asset Purchase Agreement and are made as of specific dates and are solely for the benefit of the parties to the Asset Purchase Agreement, (2) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Asset Purchase Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information) and (3) may have been made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures.

A copy of the Asset Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. We encourage you to read the Asset Purchase Agreement for a more complete understanding of the Transaction. The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement. A copy of the press release announcing the Transaction is furnished as Exhibit 99.1 to this report.

Exchange Agreement

The Company has announced the proposed Equity Offering. A significant number of shares of the Company’s common stock were reserved for issuance to certain holders (the “PIPE Investors”) of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and Class A and Class B warrants (the “Warrants”), upon conversion of the Series A Preferred Stock and exercise of the Warrants. The Company determined that if such shares of common stock would be available for issuance, the Company would have the flexibility to consider increasing the size of the Equity Offering. Based on the instructions of the Board, the Company contacted the PIPE Investors to determine upon what terms the PIPE Investors would be willing to enter into a series of transactions to allow the Company to utilize the common stock reserved for issuance upon conversion of the Series A Preferred Stock and the exercise of the Warrants in the Equity Offering and the PIPE Investors agreed to enter into the Exchange Agreement in order to facilitate such transactions.

On June 10, 2016, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with the PIPE Investors, whereby the Company exchanged its Series A Preferred Stock for a new series of convertible preferred stock of the Company, designated “Series B Convertible Preferred Stock,” having the terms set forth in the form of Certificate of Designations of Series B Convertible Preferred Stock, par value $0.0001 per share, which is attached to this Report as Exhibit 3.1. Pursuant to the Exchange Agreement, the PIPE Investors agreed:

(i) to exchange 614,177 shares of the existing Series A Preferred Stock for an identical number of shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock,” and together with the Series A Preferred Stock, the “Preferred Stock”), which have the same terms as the Series A Preferred Stock, except that the terms of the Series B Preferred Stock include the authority of the holders of the Series B Preferred Stock to waive the requirement that the Company reserve a sufficient number of shares of common stock to allow for the conversion of the Series B Preferred Stock; and

(ii) to waive the requirement under the Warrant Agreement governing the Warrants to reserve 3,600,000 shares of our common stock for the exercise of the Warrants.

In the Exchange Agreement, we agreed that within four months of the date of the Exchange Agreement, we will call a special meeting of our stockholders to seek approval to an amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock so as to allow us to reserve sufficient shares for, among other things, the conversion of the Series B Preferred Stock and the exercise of the Warrants (the “Authorization Proposal”). If approval of the Authorization Proposal is not obtained at such meeting, we agreed to resubmit the Authorization Proposal at the annual or a special meeting of our stockholders on an annual basis beginning in 2017 until stockholder approval is obtained. Until stockholder approval is obtained, we agreed that we will not issue any additional shares of common stock or equity awards to employees without the consent of the investors holding a majority of the voting power of the Series B Preferred Stock, provided that we may grant awards with respect to the 1.93 million shares of common stock currently authorized for issuance under our 2008 Equity Incentive Plan. If stockholder approval of the Authorization Proposal is not obtained prior to the earlier of May 17, 2021 and the date all of the Company’s obligations under indenture governing the Company’s 8.875% Senior Notes due 2021 have been satisfied, then each holder of the Series B Preferred Stock may elect to require the Company to redeem for cash all shares of Series B Preferred Stock held by such holder for which there are not sufficient authorized shares of common stock reserved to allow conversion of such shares of Series B Preferred Stock. The redemption price would be calculated as the greater of the liquidation preference of each redeemed share of Series B Preferred Stock and the product of the volume-weighted average share price of our common stock on the NASDAQ for a ten trading day period ending two trading days prior to the date that the Company receives the redemption notice and the number of shares of common stock into which each share of Series B Preferred Stock is convertible.

The foregoing description of the Exchange Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Exchange Agreement, a copy of which is filed herewith as Exhibits 10.1 and is incorporated by reference herein.

In addition, the Company and the PIPE Investors intend to enter into a new exchange agreement, subject to any required regulatory or stockholder approvals, to promptly effect a second exchange involving an issuance of a new series of Preferred Stock in return for the shares of Series B Preferred Stock. The new series of Preferred Stock will be identical to the Series B Preferred Stock except that it will provide that the 11.5% per annum rate of non-cash dividends payable on the shares of the new Series of Preferred Stock will be reduced based on the achievement by the Company of specified earnings before interest, taxes, depreciation and amortization (referred to as “Consolidated EBITDA” in the Company’s Credit Agreement, dated as of July 31, 2013, as such Credit Agreement has been amended through the date of the Exchange Agreement). Specifically, if the Company achieves on a trailing twelve month basis at the end of any fiscal quarter, (1) at least $75 million in Consolidated EBITDA, but less than $85 million in Consolidated EBITDA, the non-cash dividend rate for the quarter following such 12 month period will be 10.5% per annum; (2) at least $85 million in Consolidated EBITDA, but less than $95 million in Consolidated EBITDA, the non-cash dividend rate for the quarter following such 12 month period will be 9.5% per annum; and (3) at least $95 million in Consolidated EBITDA, the non-cash dividend rate for the quarter following such 12 month period will be8.5% per annum. While the Company believes it will be able to complete the exchange of the Series B Preferred Stock for the new series of Preferred Stock with the foregoing modifications to the non-cash dividend rate, within the next several weeks, it can make no assurances regarding the receipt of any applicable regulatory or stockholder approvals, if determined to be necessary.

Rights and Preferences of the Series B Preferred Stock

The description below provides a summary of certain material terms of the Series B Preferred Stock issued pursuant to the Exchange Agreement.

•	Dividends. Dividends of the Series B Preferred Stock are noncumulative and accrue from the date of original issuance at a rate of 8.5% per annum on the liquidation preference (defined below) then in effect (a “Cash Dividend”). If the Company does not declare and pay a Cash Dividend, the liquidation preference on the Series B Preferred Stock will be increased to an amount equal to the liquidation preference in effect at the start of the applicable dividend period, plus an amount equal to such then applicable liquidation preference multiplied by 11.5% per annum (an “Accrued Dividend”). Cash Dividends, if declared, are payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, and, if declared, will begin to accrue on the first day of the applicable dividend period. If applicable, the Accrued Dividend will begin to accrue and be cumulative on the same schedule as set forth above for Cash Dividends and will also be compounded on each applicable subsequent dividend date.

•	Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), after satisfaction of all liabilities and obligations to creditors of the Company and distribution of any assets of the Company to the holders of any stock or debt that is senior to the Series B Preferred Stock, and before any distribution or payment is made to holders of any junior stock, each holder of Series B Preferred Stock will be entitled to either convert the Series B Preferred Stock into common stock and share in any distribution made to the holders of common stock or receive, out of the assets of the Company or proceeds thereof (whether capital or surplus) legally available therefor, an amount per share of Series B Preferred Stock equal to the liquidation preference. The initial liquidation preference is equal to $115.34 per share, which may be adjusted from time to time in the amount of any Accrued Dividends. The holders of the Series B Preferred Stock are also entitled, at their election, to either convert their shares of Series B Preferred Stock into common stock and on a pro rata basis share in any distribution made to the common stock holders or be paid the liquidation preference upon the occurrence of events that are “Deemed Liquidation Events”, such as certain merger transactions where the Company is not the survivor or a sale of all or substantially all of the Company’s assets.

•	Rank. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding up or dissolution, rank senior to the Company’s common stock and each other class or series of shares that the Company may issue in the future that do not expressly provide that such class or series ranks equally with, or senior to, the Series B Preferred Stock, with respect to dividend rights and/or rights upon liquidation, winding up or dissolution. The Series B Preferred Stock will also rank junior to the Company’s existing and future indebtedness.

•	Conversion Rate and Conversion Price. The conversion rate in effect at any applicable time for conversion of each share of Series B Preferred Stock into common stock will be the quotient obtained by dividing the liquidation preference then in effect (which will include any cash dividends that the Company has notified holders that it intends to pay but has not yet declared and any cash dividends that have been declared but remain unpaid, calculated at the Accrued Dividend rate) by the conversion price then in effect, plus cash in lieu of fractional shares. The conversion price for the Series B Preferred Stock will initially be $5.17 and is subject to adjustment from time to time upon the occurrence of certain events, including a stock split, a reverse stock split, or a dividend of common stock to the Company’s common stockholders.

•	Optional Conversion. The Series B Preferred Stock may, at the option of the holder, be converted into Company common stock. The holders of the Series B Preferred Stock have agreed in the Exchange Agreement that the Company need not keep reserved for issuance shares of common stock in amounts sufficient to allow such conversion until the Authorization Proposal is obtained.

•	Mandatory Conversion. If, at any time following the third anniversary date of the issuance of the Series B Preferred Stock, the volume weighted average price of the Company’s common stock equals or exceeds three (3) times the conversion price of the Series B Preferred Stock for a period of 30 consecutive trading days, the Company may, at its option, require that any or all of the then outstanding shares of Series B Preferred Stock be automatically converted into Company common stock at the conversion rate. The Company may not elect to exercise the foregoing option if at any time during the period commencing on the date that the Company has made a public announcement that it has entered into a definitive agreement with respect to a transaction constituting a “Deemed Liquidation Event” (as defined in the Certificate of Designations) and ending on the date that is the first to occur of (i) the consummation of the transaction and (ii) the date that the Company has made a public announcement that any such definitive agreement has been terminated.

•	Optional Special Dividend and Conversion on Certain Change of Control. Upon the occurrence of a change of control effected by a third party tender offer and that results in any person (other than the holders of Series B Preferred Stock or any of their respective affiliates, acting either individually or through a group) beneficially owning, directly or indirectly shares of the Company’s capital stock entitling such person to exercise 50% or more of the total voting power of all classes of voting stock of the Company, at the written request of a majority of the voting power of the outstanding shares of Series B Preferred Stock: (i) the Board will, subject to applicable law, declare and the Company will pay a special cash dividend on each share of Series B Preferred Stock, out of any legally available funds in the amount of the liquidation preference per share then in effect with respect to the Series B Preferred Stock to the extent the legally available funds are sufficient to pay the special dividend in full; and (ii) as of the payment date of the special dividend, all outstanding shares of Series B Preferred Stock automatically will be converted (without further action) into a number of shares of common stock at the conversion rate then in effect.

•	Voting. Holders of shares of Series B Preferred Stock will be entitled to vote with the holders of shares of common stock (and any other class or series similarly entitled to vote with the holders of common stock) and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the holders of common stock, on an as-converted basis. In addition, a majority of the voting power of the Series B Preferred Stock must approve certain actions that adversely affect their rights, such as the creation or issuance of a series of stock with equal or greater rights than the Series B Preferred Stock and issuance of equity securities, or securities convertible into equity, at a price that is 25% below fair market value at the time of issuance, voluntary liquidation, dissolution or winding-up of the Company if the Series B Preferred Stock would not have the option to receive the then liquidation preference on the liquidation, dissolution, or winding-up of the Company, or subject to certain exceptions, a merger transaction that will effectively represent the sale of the Company to a successor, a sale of substantially all Company assets, and any recapitalization transaction, but only if the results of any such transaction is that holders of the Series B Preferred Stock would not have the option to receive the full liquidation preference as a result of that transaction.

•	Redemption at the Option of the Holder. From and after the tenth anniversary of the original issuance of the Series B Preferred Stock, each holder of shares of Series B Preferred Stock will have the right to request that the Company redeem, in full, out of funds legally available, by irrevocable written notice to the Company, all of such holder’s shares of Series B Preferred Stock at a redemption price per share equal to the liquidation preference then in effect per share of Series B Preferred Stock. If the Company elects not to redeem a holder’s shares of Series B Preferred Stock pursuant to such notice, the conversion price then in effect with respect to the shares of Series B Preferred Stock will be decreased to the lesser of (A) the conversion price then in effect and (B) 80% of the volume weighted average price of the Company’s common stock for the 10 consecutive trading days prior to the date of the redemption request. In addition, upon a change of control event that is neither a liquidation event nor the result of a person (other than the holders of Series B Preferred Stock and their affiliates) acquiring 50% or more of the total voting power of all classes of voting stock of the Company as a result of a tender offer, subject to the Company’s prior satisfaction of certain debt obligations, each holder of Preferred Stock that remains outstanding may require the Company to redeem shares of Series B Preferred Stock at a price equal to the liquidation preference then in effect.

•	Redemption at the Option of the Company. From and after the tenth anniversary of the original issuance of the Series B Preferred Stock, the Company may redeem the outstanding Series B Preferred Stock, in whole or in part, at a price per share equal to the liquidation preference then in effect per share of Series B Preferred Stock.

•	Board Representation. So long as shares of the Series B Preferred Stock represent at least five percent (5%) of the outstanding voting stock of the Company, a majority of the voting power of the Series B Preferred Stock shall have the right to designate one (1) member to the Company’s board of directors who shall be appointed to a minimum of two (2) committees of the board.

•	Anti-dilution. The conversion price of the Series B Preferred Stock is subject to anti-dilution protections if the Company effects a stock split, stock dividend, subdivision, reclassification or combination of its common stock.

•	Maturity Date. The Series B Preferred Stock is perpetual, and therefore does not have a maturity date.

Registration Rights Agreement

The Company entered into an amendment dated June 10, 2016, to the Registration Rights Agreement, dated March 9, 2015, by and among the Company and the PIPE Investors (the “Amendment to the Registration Rights Agreement”) that, among other things, and subject to certain exceptions, requires the Company, upon the request of the holders of the Series B Preferred Stock to register the shares of common stock of the Company issuable upon conversion of the Series B Preferred Stock. Pursuant to the terms of the Amendment to the Registration Rights Agreement, the costs incurred in connection with such registrations will be borne by the Company. If the parties enter into a new exchange agreement as described above under Item 1.01, the parties intend to further amend the Registration Rights Agreement to provide the shares of common stock underlying the new series of Preferred Stock with the same registration rights as the holders of Series B Preferred Stock have currently.

This summary of the Amendment to the Registration Rights Agreement is qualified in its entirety by reference to the Amendment to the Registration Rights Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon consummation of the Transaction, the Company intends to retain the current chief executive officer of Home Solutions, Dan Greenleaf, as its new chief executive officer. In addition, we have agreed that Mr. Greenleaf will serve on our board of directors during such time as he remains chief executive officer. Mr. Greenleaf, age 50, has over two decades of relevant experience in senior leadership positions in the healthcare industry. The Asset Purchase Agreement does not require the Company to select Mr. Greenleaf as its president and chief executive offer, and there are no arrangements or understandings between Mr. Greenleaf and any other persons pursuant to which he would be selected as president and chief executive officer if the Transaction is consummated.

The Company and our current president and chief executive officer, Richard M. Smith, have an understanding that Mr. Smith will step down from the position of president and chief executive officer of the Company effective upon consummation of the Transaction. We intend to promote Mr. Smith to Vice Chairman of our Board of Directors, in which capacity he will assist in an orderly transition process.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Exchange Agreement, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designations for the Series B Convertible Preferred Stock (the “Certificate of Designations”) as an amendment to its Certificate of Incorporation. The Certificate of Designations sets forth the rights and preferences of the Series B Preferred Stock, certain material terms of which are discussed in Item 1.01 above (which Item 1.01 is incorporated into this Item 5.03 by reference). Pursuant to the Certificate of Designations, the Company is authorized to issue an aggregate of 825,000 shares of Series B Preferred Stock. The Certificate of Designations became effective on June 10, 2016.

This summary of the Certificate of Designations and the summary of the terms of the Series B Preferred Stock in Item 1.01 are qualified in their entirety by reference to the Certificate of Designations, which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On June 13, 2016, we issued a press release announcing a proposed underwritten public offering of our common stock (the “Equity Offering”). We intend to use the net proceeds from the Equity Offering (i) to fund the cash portion of the Transaction Consideration and pay fees and expenses in connection with the Transaction, (ii) to repay a portion of our outstanding borrowings under our revolving credit facility and (iii) for general corporate purposes. The Equity Offering is not conditioned on the closing of the Transaction, and we cannot assure you that the Transaction will be completed on the terms described herein or at all. If the Transaction is not completed, we intend to use any net proceeds from the Equity Offering (i) to repay a portion of our outstanding borrowings under our revolving credit facility and (ii) for general corporate purposes.

A copy of the press release announcing the Equity Offering is furnished as Exhibit 99.2 to this report.

Additional Information and Where to Find It

In connection with the proposed Transaction, the Company will prepare a proxy statement to be filed with the Securities and Exchange Commission (“SEC”). When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. The Company’s security holders are urged to read the proxy statement carefully when it becomes available, as well as any other relevant documents filed by the Company with SEC, because they will contain important information. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to BioScrip, Inc., Attn: Chief Financial Officer, 1600 Broadway, Suite 950, Denver, CO 80202, telephone: (720) 697-5200, or from the investor relations page on the Company’s website at http://bioscrip.com/overview.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s equity interests is set forth in the proxy statement for the Company’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2016. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Transaction, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed Transaction when filed with the SEC.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSCRIP, INC.

Date: June 13, 2016	/s/ Kathryn M. Stalmack
By: Kathryn M. Stalmack
Senior Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description

2.1	Asset Purchase Agreement, dated June 11, 2016, by and among HS Infusion Holdings, Inc., the direct and indirect subsidiaries of HS Infusion Holdings, Inc. set forth on the signature pages, the Company and HomeChoice Partners, Inc.*

3.1	Certificate of Designations for Series B Convertible Preferred Stock.

4.1	Amendment to the Registration Rights Agreements dated June 10, 2016, by and among Bioscrip, Inc., Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P and Blackwell Partners, LLC Series A.

10.1	Exchange Agreement, dated as of June 10, 2016, entered into by and among BioScrip, Inc., and each of the Stockholders signatory thereto.

99.1	Press Release dated June 13, 2016.

99.2	Press Release dated June 13, 2016.

*	Certain schedules attached to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. BioScrip will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.